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                                                                     EXHIBIT 3.2


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                             RASTER GRAPHICS, INC.

         RAKESH KUMAR and MICHAEL W. HALL certify that:

         1. They are the President and Secretary, respectively, of RASTER GRAPHICS, INC., a California corporation.

         2. The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

                                      "I.

         The name of this corporation is Raster Graphics, Inc.

                                      II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         Upon the effective date of the filing of the Amended and Restated Articles of Incorporation, every five (5) shares of this corporation's outstanding Common Stock and Preferred Stock shall be converted and reconstituted into one (1) share of the like class and series of the corporation's capital stock from which such shares were converted (the "STOCK SPLIT"). In lieu of the issuance of fractional shares, the corporation shall pay to the holder thereof in cash an amount equal to the fraction of a share to which such holder is entitled multipled by the fair market value of such share, as determined by the corporation's Board of Directors. All share amounts and amounts per share set forth in the Amended and Restated Articles of Incorporation have been appropriately adjusted to reflect the Stock Split.

         (a) Classes of Stock. This corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which this corporation shall have authority to issue is Fourteen Million Thirty Thousand (14,030,000), none of which has any par value. The number of shares of Preferred Stock authorized to be issued is Six Million Thirty Thousand (6,030,000), and the number of shares of Common Stock authorized to be issued is Eight Million (8,000,000). The Preferred Stock shall

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be issued in three series. The first series of Preferred Stock shall be designated Series A Preferred Stock (the "Series A Preferred") and shall consist of Three Hundred Twenty Thousand (320,000) shares with the rights, preferences, privileges and restrictions set forth in paragraph (b) below. The second series of Preferred Stock shall be designated Series B Preferred Stock (the "Series B Preferred") and shall consist of One Million Fifty Thousand (1,050,000) shares with the rights, preferences, privileges and restrictions set forth in paragraph
(b) below. The third series of Preferred Stock shall be designated Series C Preferred Stock (the "Series C Preferred") and shall consist of Four Million Six Hundred-Sixty Thousand (4,660,000) shares with the rights, preferences, privileges and restrictions set forth in paragraph (b) below.

         (b) Rights, Preferences, Privileges and Restrictions of Preferred Stock. A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Series A Preferred, Series B Preferred and Series C Preferred and the holders thereof is as follows:


                  (1)   Dividends.

                        (aa)(i) The holders of outstanding Series C Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.15 per share of Series C Preferred, per annum, before any cash dividend is paid on Series A Preferred, Series B Preferred or Common Stock. After payment to the holders of Series C Preferred of the amounts as aforesaid, the holders of outstanding Series A and Series B Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.20 and $0.20 per share of Series A and Series B Preferred, respectively, per annum, before any cash dividend is paid on Common Stock. Such dividend or distribution may be payable annually or otherwise as the Board of Directors may from time to time determine. Dividends or distributions may be declared and paid upon shares of Series A Preferred or Series B Preferred in any fiscal year of the corporation only if dividends shall have been paid on or declared and set apart upon all shares of Series C Preferred at the annual rate as aforesaid. Dividends or distributions may be declared and paid upon shares of Series A Preferred or Series B Preferred in any fiscal year of the corporation only if dividends shall have been paid on or declared and set apart upon all shares of Preferred Stock at such annual rates. The right to such dividends on shares of Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

                            (ii) In the event this corporation shall determine,
after payment of dividends to holders of Preferred Stock at the annual rates set forth above, to pay cash dividends to the holders of Common Stock, such dividends may be paid to holders of Common Stock only if equal dividends are also paid to holders of Preferred Stock (based upon the number of shares of Common Stock into which such shares of Preferred Stock are then convertible) at the same time. The right to such dividends on shares of Common Stock and Preferred Stock shall not be cumulative and no rights shall accrue to holders of shares of Common Stock and Preferred


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Stock by reason of the fact that dividends on such shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

                        (bb) In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                  (2)   Voting Rights.

                        (aa) Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and, except as provided in paragraph (bb) below, shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

                        (bb) The holders of shares of Series C Preferred shall be entitled, voting as a separate class, to elect two members of the Board of Directors of this corporation. The holders of shares of Series A Preferred and Series B Preferred shall be entitled, voting as a single class, to elect two members of the Board of Directors of this corporation. The holders of shares of Common Stock shall be entitled, voting as a separate class, to elect two members of the Board of Directors of this corporation. The holders of shares of Preferred Stock and Common Stock shall be entitled, voting as a single class, to elect the remaining directors of this corporation. In the case of any vacancy in the office of a director elected by the holders of a particular class or series of stock, the vacancy may be filled only by the vote of the holders of such class or series of stock. Any director who shall have been elected by the holders of a particular class or series of stock may be removed without cause by, and only by, the applicable vote of the holders of shares of such class or series of stock. The provisions of this paragraph (2)(bb) shall expire and be of no further force or effect immediately upon conversion of the outstanding shares of Preferred Stock pursuant to the provisions of paragraph (3)(aa)(ii) below.

                  (3) Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                        (aa)     Right to Convert.

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                                 (i)     Each share of Preferred Stock shall be
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock that is equal, in the case of Series A Preferred, to $2.50 divided by the Conversion Price for such series (as hereinafter defined) , in the case of Series B Preferred, to $2.50 divided by the Conversion Price for such series (as hereinafter defined) and, in the case of Series C Preferred, to $2.50 divided by the Conversion Price for such series (as hereinafter defined). The Conversion Prices for the Series A, Series B and Series C Preferred shall initially be $2.50, $2.50 and $2.50, respectively, subject to adjustment as provided herein. (The number of shares of Common Stock into which each share of Series A, Series B or Series C Preferred may be converted is hereinafter referred to as the "Conversion Rate" for each such series.) Upon any decrease or increase in the Conversion Price or the Conversion Rate for a series, as described in this Section (b)(3), the Conversion Rate or Conversion Price for such series, as the case may be, shall be appropriately increased or decreased.

                                 (ii)    Each share of Preferred Stock shall
automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share immediately upon the consummation of the corporation's sale of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, pursuant to an underwritten firm commitment public offering, provided that the price per share is not less than $7.50 (net of underwriter commissions and expenses and subject to appropriate adjustment for all stock splits, dividends, subdivisions, combinations, recapitalizations and the like) and the gross aggregate offering price is not less than $10,000,000.

                        (bb) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the corporation. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph (b)(3)(aa)(ii) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided further, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.

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         The corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

                        (cc)     Adjustments to Conversion Price for Diluting
Issues.

                                 (i)   Special Definitions.  For purposes of
this paragraph (3)(cc),  the following definitions shall apply:

                                       (1)  "Options" shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.


                                       (2)  "Original Issue Date" shall mean,
with respect to a particular series of Preferred Stock, the first date on which the first share of such series of Preferred Stock was first issued.

                                       (3)  "Convertible Securities" shall mean
any evidences of indebtedness, shares or other securities (other than the shares of Preferred Stock) convertible into or exchangeable for Common Stock.


                                       (4)  "Additional Shares of Common" shall
mean all shares of Common Stock issued (or, pursuant to paragraph (3)(cc)(iii), deemed to be issued) by the corporation after the Original Issue Date of a particular series of Preferred Stock, other than shares of Common Stock issued or issuable:

                                            (A)  upon conversion of shares of
Preferred Stock;

                                            (B)  to officers, directors and
employees of, or consultants to, the corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

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                                            (C)  as a dividend or distribution
on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph (3)(cc)(vi), (vii) or (viii) hereof;

                                            (D)  to lenders in connection with
any loan or lease financing transaction pursuant to arrangements approved by the Board of Directors or upon exercise of options or warrants granted to such parties pursuant to any such arrangement;

                                            (E)  upon exercise of warrants for
the purchase of an aggregate of 124,444 shares of Common Stock at an exercise price of $1.50 per share issued by the corporation on November 28, 1988 and March 30, 1989 in connection with consulting services provided to the corporation by the holders of such warrants;

                                            (F)  upon exercise of warrants for
the purchase of up to an aggregate of 161,309 shares of Common Stock at an exercise price of $1.50 per share issued by the corporation on December 19, 1989 and March 6, 1990 in connection with the sale and issuance of the corporation's Series B Preferred to certain investors; and

                                            (G)  to persons or entities in
connection with any corporate partnership or reorganizations approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such transaction.

                                 (ii)  No Adjustment of Conversion Price. No
adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

                                 (iii) Deemed Issue of Additional Shares of
Common.

                                       (1)  Options and Convertible Securities.
In the event the corporation at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or exercise of such Options, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph (3)(cc)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price of such series of Preferred Stock in effect on the date of and immediately prior to such issue, or

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such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                       (A)  no further adjustment in the
Conversion Price of such series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                       (B)  if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                       (C)  no readjustment pursuant to clause
(B) above shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                                       (D)  upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                                            (a)  in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of such exercised Options plus the consideration actually received by the corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                                            (b)  in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the corporation (determined pursuant to paragraph (3)(cc)(v))

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upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                            (E)  in the case of any Options
which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Prices shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                                            (F)  if such record date shall have
been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph (3)(cc)(iii) as of the actual date of their issuance.

                                 (iv)  Adjustment of Conversion Price Upon
Issuance of Additional Shares of Common. In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph (3)(cc)(iii)) without consideration or for a consideration per share less than the Conversion Price for a particular series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this paragraph (3)(cc)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to paragraph (3)(cc)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                                 (v)   Determination of Consideration.  For
purposes of this subsection (b)(3)(cc), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

                                       (1)  Cash and Property.   Such
consideration shall:

                                            (A)  insofar as it consists of cash,
be computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                            (B)  insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

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                                            (C)  in the event Additional Shares
of Common are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                      (2)   Options and Convertible Securities.
The consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph (3)(cc)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                            (x)  the total amount, if any,
received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                            (y)  the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                 (vi)  Adjustments for Stock Dividends and for
Subdivisions or Combinations of Common. In the event that this corporation at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or if the outstanding shares of Common Stock shall be subdivided (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock) into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately increased.

                                 (vii) Adjustments for Other Distributions. In
the event the corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise referred to in subsection
(b)(3)(cc)(vi), then and in each such event provision shall be made so that the holders of Preferred Stock shall be

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entitled to receive a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

                                 (viii)  Adjustments for Reclassification,
Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

                        (dd)     No Impairment.   The corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section (b)(3) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                        (ee)     Certificate as to Adjustments.   Upon the
occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section (b)(3), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

                        (ff) Notices of Record Date. In the event that this corporation shall propose at any time:

                                 (i)   to declare any dividend or distribution
upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                 (ii)  to offer for subscription pro rata to the
holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

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                                 (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                                 (iv)  to merge with or into any other
corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this corporation shall send to the holders of the Preferred Stock:

                                       (1)  at least 20 days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                       (2)  in the case of the matters referred
to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this corporation.

                        (gg) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (4) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:


                        (aa) The holders of the Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Series A Preferred, Series B Preferred or Common Stock by reason of their ownership of such stock, the amount of $2.50 per share for each share of Series C Preferred then held by them (appropriately adjusted in each case for any combinations, or stock distributions or dividends with respect to such shares) plus, in addition, an amount equal to all declared but unpaid dividends, if any, on the shares of Series C Preferred then held by them. If, upon the occurrence of such event, the assets and property legally available to be distributed among the holders of the Series C Preferred shall be insufficient to permit the payment to such holders of the full preferential amount aforesaid, then the entire assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock pro rata based on the number of shares of Series C Preferred then held.

                        (bb) After payment has been made to the holders of the Series C Preferred of the full preferential amounts to which they shall be entitled, if any, as aforesaid, the holders of the Series A Preferred and Series B Preferred shall be entitled to receive, out of the remaining assets (up to a maximum of $3,360,000), prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock:

                                 (i)   for each share of Series A Preferred then
held by them the amount per share equal to $560,000 divided by the number of shares of Series A Preferred then outstanding; and

                                 (ii)  for each share of Series B Preferred then
held by them the amount per share equal to $2,800,000 divided by the number of shares of Series B Preferred then outstanding,

plus, in addition, an amount equal to all declared but unpaid dividends, if any, on the respective shares of Series A Preferred and Series B Preferred then held by them. If, upon the occurrence of such event, the assets and property legally available to be distributed among the holders of the Series A Preferred and Series B Preferred shall be insufficient to permit the payment to such holders of the full preferential amount aforesaid, then the entire remaining assets and property of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred and Series B Preferred as follows: (1) as among the series of Series A Preferred and Series B Preferred, one-sixth (1/6) of the remaining assets and property of the corporation legally available for distribution shall be distributed to holders of Series A Preferred and five-sixths (5/6) of the remaining assets and property of the corporation legally available for distribution shall be distributed to holders of Series B Preferred, and (2) as among the holders of Series A Preferred and Series B Preferred Stock of any one series, the aggregate amount of assets and property available for distribution to such holders in accordance with subparagraph (1) herein shall be distributed among such holders pro rata based on the number of shares then held; and, no amount shall be paid or set apart for payment on any series of Series A Preferred or Series B Preferred unless, at the same time, amounts in proportion to the respective preferential amounts to which the other series of Preferred Stock are entitled (in accordance with subparagraph (1) herein) shall be paid or set apart for payment.

                        (cc) After payment has been made to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the full preferential amounts to which they shall be entitled, if any, as aforesaid, the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, out of the remaining assets (up to a maximum of $6,750,000), prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock:

                                 (i)   For each share of Series C Preferred then
held by them the amount per share equal to the Series C Incremental Amount (as hereinafter defined) divided by the number of shares of Series C Preferred then outstanding. For purposes of Section (b)(4), the "Series C Incremental Amount" shall equal $6,750,000 (or, if lesser, the entire remaining assets and property of the corporation legally available for distribution after giving effect to the provisions of paragraphs (b)(4)(aa) and (b)(4)(bb)) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of the then outstanding Series C Preferred and the denominator of which shall be the sum of the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock;

                                 (ii)  For each share of Series A Preferred then
held by them the amount per share equal to $6,750,000 (or, if lesser, the entire remaining assets and property of the corporation legally available for distribution after giving effect to the provisions of paragraphs (b)(4)(aa) and
(b)(4)(bb)) less the Series C Incremental Amount, with such result multiplied by a fraction of one-sixth (1/6) (such product hereinafter referred to as the "Series A Residual Amount"), and then divided by the number of shares of Series A Preferred then outstanding; provided, that the maximum Series A Residual Amount distributable to the holders of Series A Preferred Stock pursuant to this paragraph shall not exceed $2.50 multiplied by the number of shares of Series A Preferred then held and any Series A Residual Amount in excess of such maximum (the "Series A Excess Amount") shall be distributed to holders of Series B Preferred as provided in, and subject to the conditions of, paragraph
(4)(cc)(iii); and

                                 (iii) For each share of Series B Preferred then
held by them the amount per share equal to $6,750,000 (or, if lesser, the entire remaining assets and property of the corporation legally available for distribution after giving effect to the provisions of paragraphs (b)(4)(aa) and
(b)(4)(bb)) less the Series C Incremental Amount, with such result multiplied by a fraction of five-sixths (5/6), with the resulting product added to the Series A Excess Amount (if any) and such sum then divided by the number of shares of Series B Preferred then outstanding; provided, that the maximum amount distributable to the holders of Series B Preferred Stock pursuant to this paragraph shall not exceed $12.50 multiplied by the number of shares of Series B Preferred then held;

and no amount shall be paid or set apart for payment on any series of Series A Preferred, Series B Preferred or Series C Preferred unless, at the same time, amounts in proportion to the respective preferential amounts to which the other series of Preferred Stock are entitled as aforesaid shall be paid or set apart for payment.

                        (dd) After payment has been made to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled, if any, as aforesaid, any remaining proceeds shall be distributed ratably to the holders of the Common Stock and Preferred Stock based upon the number of shares of Common Stock then held (with each share of Preferred Stock being treated as that number of shares of Common Stock into which such share of Preferred Stock is at that time convertible).

                        (ee) For purposes of this Section (b)(4), a merger of the corporation with or into any other corporation or corporations
(except for a reincorporation of the Company into another jurisdiction by means of a merger), or the merger of any other corporation or corporations into the corporation, in which merger the shareholders of the corporation receive distributions in cash or securities of another corporation or corporations as a result of such merger (unless the shareholders of this corporation hold more than a majority of the voting equity securities of the surviving corporation), or a sale, conveyance or disposition of all or substantially all of the assets of this corporation shall be treated as a liquidation, dissolution or winding up of the corporation.

                        (ff) Notwithstanding Sections 4(aa), 4(bb), 4(cc), and 4(dd), as authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the corporation of shares of Common issued to or held by employees, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the corporation and such persons.

                  (5)   Covenants.

                        (aa) In addition to any other rights provided by law, so long as any Series A Preferred or Series B Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority (determined on the basis of assumed conversion of all Preferred Stock into Common Stock) of the outstanding shares of Series A Preferred and Series B Preferred, voting as a class:

                                 (i)   amend or repeal any provision of, or add
any provision to, this corporation's Articles of Incorporation or Bylaws if such action would materially and adversely alter or change the rights, preferences, privileges or restrictions of any outstanding Series A Preferred or Series B Preferred;

                                 (ii)  authorize or issue shares of any class of
stock having any preference or priority as to dividends, voting rights, liquidation preferences or assets superior to or on a parity with any such preference or priority of the Series A Preferred or Series B Preferred or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to dividends, voting rights, liquidation preferences or assets superior to or on a parity with any such preference or priority of the Series A Preferred or Series B Preferred;

                                 (iii) reclassify any shares of Common Stock
into shares having any preference or priority as to dividends, voting rights, liquidation preferences or assets superior to or on a parity with any such preference or priority of the Series A Preferred or Series B Preferred;

                                 (iv)  pay or declare any dividend on any shares
of Common Stock (except dividends payable solely in shares of Common Stock) while any Series A Preferred or Series B Preferred remains outstanding or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock, except from officers, directors, employees or consultants of the corporation upon termination of the employment or consulting relationship between the corporation and such persons pursuant to the terms of restrictive stock agreements providing for such repurchase of such shares of Common Stock between the corporation and such persons;

                                 (v)   merge with or into any other corporation
(other than a wholly-owned subsidiary of this corporation) resulting in the exchange of 50% of the outstanding shares of this corporation for securities issued, or caused to be issued, by the acquiring corporation or its subsidiary, or sell or otherwise transfer in a single transaction or a series of related transactions all or substantially all assets of this corporation; or

                                 (vi)  increase the authorized number of shares
of Series A Preferred or Series B Preferred.

                        (bb) In addition to any other rights provided by law, so long as any Series C Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series C Preferred, voting separately as a class:

                                 (i)   amend or repeal any provision of, or add
any provision to, this corporation's Articles of Incorporation or Bylaws if such action would materially and adversely alter or change the rights, preferences, privileges or restrictions of any outstanding Series C Preferred;

                                 (ii)  authorize or issue shares of any class of
stock having any preference or priority as to dividends, voting rights, liquidation preferences or assets superior to or on a parity with any such preference or priority of the Series C Preferred or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to dividends, voting rights, liquidation preferences or assets superior to or on a parity with any such preference or priority of the Series C Preferred;

                                 (iii) reclassify any shares of Common Stock
into shares having any preference or priority as to dividends, voting rights, liquidation preferences or assets superior to or on a parity with any such preference or priority of the Series C Preferred;

                                 (iv)  pay or declare any dividend on any shares
of Common Stock (except dividends payable solely in shares of Common Stock) while any Series C Preferred remains outstanding or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock, except from officers, directors, employees or consultants of the corporation upon termination of the employment or consulting relationship between the corporation and such persons pursuant to the terms of restrictive stock agreements providing for such repurchase of such shares of Common Stock between the corporation and such persons;

                                 (v)    merge with or into any other corporation
(other than a wholly-owned subsidiary of this corporation) resulting in the exchange of 50% of the outstanding shares of this corporation for securities issued, or caused to be issued, by the acquiring corporation or its subsidiary, or sell or otherwise transfer in a single transaction or a series of related transactions all or substantially all assets of this corporation;

                                 (vi)   increase the authorized number of shares
of Series C Preferred;

                                 (vii)  do any act or thing which would result
in taxation of the holders of shares of Series C Preferred under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision); or

                                 (viii) amend the Bylaws of the corporation
to increase the number of authorized number of directors to more than seven (7).

                  (6)   Residual Rights.   All rights accruing to the
outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.


                                      IV.

         (a)      Limitation of Directors' Liability.   The liability of the
directors of this corporation for monetary damages shall be limited to the fullest extent permissible under California law.


         (b)      Indemnification of Directors and Officers.   This corporation
is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

         (c)      Repeal or Modification.   Any repeal of modification of the
foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

         3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of each class of stock entitled to vote with respect to the foregoing amendment was 2,231,385 shares of Common Stock, 1,600,000 shares of Series A Preferred Stock, 5,120,000 shares of Series B Preferred Stock, and 22,743,656 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common and Preferred Stock voting together.

         IN WITNESS WHEREOF, the undersigned have executed this certificate this ___ day of July, 1996.


                                                     --------------------------
                                                     RAKESH KUMAR, President


                                                     --------------------------
                                                     MICHAEL W. HALL, Secretary

         The undersigned declare under penalty or perjury that the matters set forth in the foregoing certificate are true of their own knowledge. Executed at San Jose, California on July __, 1996.



                                                     --------------------------
                                                     RAKESH KUMAR, President


                                                     --------------------------
                                                     MICHAEL W. HALL, Secretary